Exhibit 10.1

PURCHASE AGREEMENT

by and among

PRO LP CORP.

a Delaware corporation and

PRO GP CORP.

a Delaware corporation

collectively, as Selling Parties,

and

BREITBURN ENERGY PARTNERS L.P.

a Delaware limited partnership,

as Buyer,

for the purchase and sale of

all the limited liability company interests of

BREITBURN MANAGEMENT COMPANY LLC

a Delaware limited liability company

owned by Pro LP Corp. and Pro GP Corp.

dated as of June 17, 2008

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

ARTICLE II
SALE AND PURCHASE

Section 2.1	Agreement to Sell and to Purchase	5
Section 2.2	Certain Deliveries at Closing	6
Section 2.3	Purchase Price	6

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

Section 3.1	Organization	6
Section 3.2	Capitalization of GP Entities; Title	7
Section 3.3	Subsidiaries; Equity Interests	8
Section 3.4	Validity of Agreement; Authorization	8
Section 3.5	No Conflict or Violation	8
Section 3.6	Consents and Approvals	8
Section 3.7	Tax Matters	9
Section 3.8	Absence of Undisclosed Liabilities	9
Section 3.9	Compliance with Laws	9
Section 3.10	Litigation	10
Section 3.11	Contracts	10
Section 3.12	Brokers	10
Section 3.13	Employee Plans	10
Section 3.14	No Other Representations	12

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1	Organization	12
Section 4.2	Validity of Agreement; Authorization	12
Section 4.3	No Conflict or Violation	13
Section 4.4	Consents and Approvals	13
Section 4.5	Brokers	13
Section 4.6	Financial Ability	13

ARTICLE V
COVENANTS

Section 5.1	Further Assurances	13
Section 5.2	Commercially Reasonable Efforts	13

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Section 5.3	Confidential Information	14
Section 5.4	Tax Covenants	14
Section 5.5	Director Resignations	15
Section 5.6	Directors’ and Officers’ Indemnification and Insurance	15
Section 5.7	Equity and Equity-Related Compensation Plans	16
Section 5.8	Employment Agreements	17
Section 5.9	Post-Closing Post Closing Payments to Selling Parties and Affiliates	18

ARTICLE VI
CLOSING DELIVERIES-SELLING PARTIES

Section 6.1	Receipt of Documents	18
Section 6.2	Consents and Approvals	18
Section 6.3	Director Resignations	18
Section 6.4	Transition Services Agreement	18
Section 6.5	Contemporaneous Closing Under the Common Unit Agreement	18
Section 6.6	Amendment of Administrative Services Agreement with BECLP, Operations and Proceeds Agreement and Surface Operating Agreement; Termination of Omnibus Agreement	18

ARTICLE VII
CLOSING DELIVERIES-BUYER

Section 7.1	Receipt of Documents	19
Section 7.2	Consents and Approvals	19
Section 7.3	Contemporaneous Closing Under the Common Unit Agreement	19

ARTICLE VIII
[RESERVED]

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1	Survival	19
Section 9.2	Indemnification Coverage	19
Section 9.3	Procedures	21
Section 9.4	Waiver of Consequential, Etc	22
Section 9.5	Compliance with Express Negligence Rule	22
Section 9.6	Remedy	22
Section 9.7	Tax Treatment of Indemnity Payments	22

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1	Publicity	22
Section 10.2	Successors and Assigns; No Third Party Beneficiaries	22
Section 10.3	Investment Bankers, Financial Advisors, Brokers and Finders	23
Section 10.4	Fees and Expenses	23

ii

EXHIBITS

Exhibit 2.2(a)(i)	Pro LP Bill of Sale
Exhibit 2.2(a)(ii)	Pro GP Bill of Sale
Exhibit 5.5	Director Resignations
Exhibit 6.4	Transition Services Agreement
Exhibit 6.6(a)	Amendment to Administrative Services Agreement
Exhibit 6.6(b)	Amendment to Operations and Proceeds Agreement
Exhibit 6.6(c)	Amendment to Surface Operating Agreement
Exhibit 6.6(d)	Termination of Omnibus Agreement

Disclosure Schedules

Schedule 2.3	Purchase Price Allocation
Schedule 3.1	Organization
Schedule 3.2(a)	Preferential Rights
Schedule 3.3	Selling Parties’ Subsidiaries; Equity Interests
Schedule 3.5	Selling Parties’ No Conflict or Violation
Schedule 3.6	Selling Parties’ Consents and Approvals
Schedule 3.7(b)	Selling Parties’ Tax Matters
Schedule 3.8	Selling Parties’ Material Indebtedness or Liability
Schedule 3.9	Selling Parties’ Compliance with Laws
Schedule 3.10	Selling Parties’ Litigation
Schedule 3.11	Selling Parties’ Contracts
Schedule 3.12	Selling Parties’ Brokers
Schedule 3.13(b)	Employee Plans
Schedule 4.3	Buyer’s No Conflict or Violation
Schedule 4.4	Buyer’s Consents and Approvals
Schedule 4.6	Buyer’s Brokers
Schedule 5.9	Post-Closing Payments to Selling Parties and Affiliates

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of June, 2008, by and among PRO LP CORP., a Delaware corporation (“Pro LP”), and PRO GP CORP., a Delaware corporation (“Pro GP,” and collectively with Pro LP, the “Selling Parties”), and BREITBURN ENERGY PARTNERS L.P., a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, Pro LP holds limited liability company interests (the “Pro LP LLC Interests”) comprising 95.15% of the outstanding limited liability company interests in BreitBurn Management Company, LLC, a Delaware limited liability company (“BreitBurn Management”);

WHEREAS, Pro GP holds membership interests (the “Pro GP LLC Interests,” and collectively with the Pro LP LLC Interests, the “Sellers’ LLC Interests”) comprising approximately 0.4% of the outstanding membership interests in BreitBurn Management;

WHEREAS, BreitBurn Management holds all of the issued and outstanding limited liability company interests in BreitBurn GP, LLC, a Delaware limited liability company (“BreitBurn GP” and, together with BreitBurn Management, the “GP Entities”);

WHEREAS, BreitBurn GP is the sole general partner of BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and BreitBurn GP owns a 0.66473% general partner interest in the Partnership (the “GP Interest”);

WHEREAS, other than the GP Interest, the Partnership also has outstanding common units representing limited partner interests in the Partnership (the “Common Units”);

WHEREAS, Pro LP and Pro GP own certain Common Units, representing an approximate 21.5% limited partner interest in the Partnership, which are being sold to Buyer contemporaneously herewith pursuant to a separate Purchase Agreement among Pro LP, Pro GP and Buyer of even date herewith (the “Common Unit Agreement”);

WHEREAS, Buyer desires to purchase the Sellers’ LLC Interests from the respective Selling Parties and be admitted to BreitBurn Management as a substitute member of BreitBurn Management, and each Selling Party desires to sell the Sellers’ LLC Interests owned by it to Buyer and cease to be a member of BreitBurn Management, in each case upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as of the date hereof, Provident Energy Ltd., an Alberta corporation (“Seller Parent”), has entered into a Guaranty Agreement (the “Seller Parent Guaranty”) in favor of Buyer and the other Buyer Indemnified Parties, pursuant to which the Seller Parent has guaranteed the performance by the Selling Parties of all of their obligations under this Agreement and the Transaction Documents.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Agreement” has the meaning assigned to such term in the Preamble.

“BECLP” means BreitBurn Energy Company L.P., a Delaware limited partnership.

“Bidder Confidentiality Agreements” has the meaning assigned to such term in Section 5.3(b).

“Bills of Sale” has the meaning assigned to such term in Section 2.2(a)(ii).

“BreitBurn GP” has the meaning assigned to such term in the Recitals.

“BreitBurn GP LLC Agreement” has the meaning assigned to such term in Section 3.2(b).

“BreitBurn Management” has the meaning assigned to such term in the Recitals.

“BreitBurn Management LLC Agreement” has the meaning assigned to such term in Section 3.2(a).

“Buyer” has the meaning assigned to such term in the Preamble.

“Buyer Indemnified Parties” has the meaning assigned to such term in Section 9.2(a).

“Closing” has the meaning assigned to such term in Section 2.1(b).

“Closing Date” has the meaning assigned to such term in Section 2.1(b).

“Code” has the meaning assigned to such term in Section 3.7(b).

“Common Unit Agreement” has the meaning assigned to such term in the Recitals.

“Common Units” has the meaning assigned to such term in the Recitals.

“Controlled Group Liability” has the meaning assigned to such term in Section 3.13(a)(i).

“Deductible” has the meaning assigned to such term in Section 9.2(c)(ii).

“Encumbrances” has the meaning assigned to such term in Section 2.1(a)(i).

“Equity Plan” or “Equity Plans” have the meanings assigned to such terms in Section 3.13(a)(v).

“ERISA” has the meaning assigned to such term in Section 3.13(a)(ii).

“ERISA Affiliate” has the meaning assigned to such term in Section 3.13(a)(vi).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” has the meaning assigned to such term in Section 3.5.

“GP Entities” has the meaning assigned to such term in the Recitals.

“GP Entity Plan” has the meaning assigned to such term in Section 3.13(a)(iii).

“GP Interest” has the meaning assigned to such term in the Recitals.

“Indemnified Officers and Directors” has the meaning assigned to such term in Section 5.6(b).

“Indemnified Parties” has the meaning assigned to such term in Section 9.2(c)(iii).

“Indemnifying Party” has the meaning assigned to such term in Section 9.2(c)(iii).

“Knowledge of the Selling Parties” shall mean the actual knowledge, without inquiry, of Thomas W. Buchanan, David I. Holm, Daniel J. O’Byrne and Mark N. Walker.

“Legal Proceeding” has the meaning assigned to such term in Section 3.10.

“License” or “Licenses” shall mean all consents, licenses, permits, certificates, franchises, authorizations and approvals issued or granted to any GP Entity, any registration or filing with, any Governmental Authority as are necessary for the conduct of each GP Entity’s business as currently conducted.

“Loss” or “Losses” has the meaning assigned to such term in Section 9.2(a).

“Material Adverse Effect” shall mean an adverse effect on the assets, properties, business, operations, or financial condition of the GP Entities, taken as a whole, that would have a material adverse effect on the value of the Sellers’ LLC Interests; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (a) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions in the area in which any of the GP Entities conduct any business or own any assets, the United States or worldwide; (c) any effect resulting from changes in general economic conditions in the industry in which the GP Entities operate or any outbreak of hostilities or war; (d) any effect resulting from a change in law from and after the date of this Agreement; (e) any reclassification or recalculation of reserves of the Partnership or any of its Subsidiaries in the ordinary course of business; (f) any change in the prices of oil, natural gas or other hydrocarbons; (g) any effect that results from oil and gas exploration, production, development, processing, gathering and/or transportation industry generally, including the cessation of production from any producing well or the drilling of an oil or gas well that does not encounter commercial quantities of oil, gas or other hydrocarbons; and (h) any natural declines in the performance of any well of any of the Partnership or any of its Subsidiaries.

“Material Contract” has the meaning assigned to such term in Section 3.11.

“Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

“Partnership” has the meaning assigned to such term in the Recitals.

“Person” shall mean an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Plan” has the meaning assigned to such term in Section 3.13(a)(iv).

“Pre-Existing Equity Plans Obligations” has the meaning assigned to such term in Section 5.7.

“Pro GP” has the meaning assigned to such term in the Preamble.

“Pro GP Bill of Sale” has the meaning assigned to such term in Section 2.2(a)(ii).

“Pro GP LLC Interests” has the meaning assigned to such term in the Recitals.

“Pro LP” has the meaning assigned to such term in the Preamble.

“Pro LP Bill of Sale” has the meaning assigned to such term in Section 2.2(a)(i).

“Pro LP LLC Interests” has the meaning assigned to such term in the Recitals.

“Provident Plan” has the meaning assigned to such term in Section 3.13(a)(vii).

“Purchase Price” has the meaning assigned to such term in Section 2.3.

“SEC Reports” means all forms, reports, schedules and statements required to be filed by the Partnership with the Securities and Exchange Commission under the Exchange Act since October 4, 2006.

“Seller Indemnified Parties” has the meaning assigned to such term in Section 9.2(b).

“Seller Parent” has the meaning assigned to such term in the Recitals.

“Seller Parent Guaranty” has the meaning assigned to such term in the Recitals.

“Sellers’ LLC Interests” has the meaning assigned to such term in the Recitals.

“Selling Parties” has the meaning assigned to such term in the Preamble.

“Subsidiary” when used with respect to any party means any corporation or other organization of which such party directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Tax” or “Taxes” shall have the meaning assigned to such term in Section 3.7(a).

“Tax Returns” shall have the meaning assigned to such term in Section 3.7(a).

“Transaction Documents” shall mean the agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the sale of the Seller’s LLC Interests contemplated by this Agreement, including without limitation the Bills of Sale and the Seller Parent Guaranty.

“Transfer Taxes” has the meaning assigned to such term in Section 5.4(c).

ARTICLE II
SALE AND PURCHASE

Section 2.1 Agreement to Sell and to Purchase.

(a) On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement:

(i) Pro LP shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Pro LP, the Pro LP LLC Interests, free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (“Encumbrances”), except for restrictions on transfer arising under applicable securities laws or as may be set forth in the BreitBurn Management LLC Agreement; and

(ii) Pro GP shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Pro GP, the Pro GP LLC Interests, free and clear of any Encumbrances, except for restrictions on transfer arising under applicable securities laws or as may be set forth in the BreitBurn Management LLC Agreement.

(b) The closing of such sale and purchase (the “Closing”) shall take place at 8:00 a.m. (Central Time), on the date hereof (the “Closing Date”)at the offices of Andrews Kurth LLP in Houston, Texas or at such other place as the parties hereto shall agree in writing.

(c) Buyer hereby agrees that it is bound by the terms and conditions of the BreitBurn Management LLC Agreement. Notwithstanding any provision in the BreitBurn Management LLC Agreement, Buyer is deemed admitted to BreitBurn Management as a substitute member of BreitBurn Management simultaneously with the consummation of the transfer of the Sellers’ LLC Interests contemplated hereby, and immediately thereafter, each of the Selling Parties shall and do hereby cease to be a member of BreitBurn Management, and shall thereupon cease to have or exercise any right or power as a member of BreitBurn Management. The parties hereto agree that the transfer of Sellers’ LLC Interests, the admission of Buyer as a substitute member of BreitBurn Management and the Selling Parties ceasing to be members of BreitBurn Management, shall not dissolve BreitBurn Management, and BreitBurn Management shall be continued without dissolution.

Section 2.2 Certain Deliveries at Closing.

(a) At the Closing, the Selling Parties shall make the following deliveries to Buyer:

(i) Pro LP shall deliver to Buyer a duly executed bill of sale, in substantially the form attached hereto as Exhibit 2.2(a)(i), transferring the Pro LP LLC Interests (the “Pro LP Bill of Sale”);

(ii) Pro GP shall deliver to Buyer a duly executed bill of sale, in substantially the form attached hereto as Exhibit 2.2(a)(ii), transferring the Pro GP LLC Interests (the “Pro GP Bill of Sale,” and with the Pro LP Bill of Sale, the “Bills of Sale”); and

(iii) a certificate of non-foreign status of each of the Selling Parties meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(b) At the Closing, Buyer shall make payment of the Purchase Price, as provided in Section 2.3 below, to the Selling Parties.

Section 2.3 Purchase Price

. The aggregate purchase price for the Sellers’ LLC Interests (the “Purchase Price”) shall be $9,966,825, subject to adjustment, if applicable, only pursuant to Section 9.7. At the Closing, Buyer shall deliver to the Selling Parties the Purchase Price, which shall be paid by wire transfer to the Selling Parties of immediately available funds made to such bank account or accounts as designated in writing by the Selling Parties on or before the Closing Date. The Purchase Price shall be allocated between the Selling Parties in accordance with Schedule 2.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

As of the date hereof, each of the Selling Parties hereby represents and warrants, jointly and severally, to Buyer as follows:

Section 3.1 Organization.

(a) Each of Pro LP and Pro GP is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of the GP Entities is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. Each of the GP Entities has all requisite limited liability company power and authority and all governmental licenses, authorizations, permits, consents and approvals to own its respective properties and assets and to conduct its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect. Each of the GP Entities is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect. Schedule 3.1 sets forth for each GP Entity all of the jurisdictions in which such GP Entity is qualified to do business.

Section 3.2 Capitalization of GP Entities; Title.

(a) Pro LP and Pro GP are members of BreitBurn Management with the percentage membership interests in BreitBurn Management set forth in the Recitals to this Agreement. The Pro LP LLC Interests are owned of record and beneficially by Pro LP, and the Pro GP LLC Interests are owned of record and beneficially by Pro GP. All of such Sellers’ LLC Interests have been duly authorized and validly issued in accordance with the First Amended and Restated Limited Liability Company Agreement of BreitBurn Management, dated as of October 10, 2006 (the “BreitBurn Management LLC Agreement”), are fully paid (to the extent required by the BreitBurn Management LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). Except as set forth in Schedule 3.2(a) the BreitBurn Management LLC Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in BreitBurn Management pursuant to any agreement to which any of BreitBurn Management or the Selling Parties is a party or to which any of them may be bound. Except as set forth in Schedule 3.2(a), there are no outstanding options, warrants or similar rights to purchase or acquire any equity interests in BreitBurn Management. Each of the Selling Parties has valid and marketable title to the Sellers’ LLC Interest owned by it, free and clear of any Encumbrances (other than (i) restrictions on transfer arising under applicable securities laws or as set forth in Schedule 3.2(a), or (ii) as may be set forth in the BreitBurn Management LLC Agreement).

(b) BreitBurn Management is the sole member of BreitBurn GP. The BreitBurn GP LLC Interests are owned of record and beneficially by BreitBurn Management. All of such BreitBurn GP LLC Interests have been duly authorized and validly issued in accordance with the Limited Liability Company Agreement of BreitBurn GP, dated as of October 10, 2006 (the “BreitBurn GP LLC Agreement”), are fully paid (to the extent required by the BreitBurn GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 or 18-804 of the Delaware Limited Liability Company Act). Except as set forth in the BreitBurn GP LLC Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in BreitBurn GP pursuant to any agreement to which any of BreitBurn GP or BreitBurn Management is a party or to which any of them may be bound. There are no outstanding options, warrants or similar rights to purchase or acquire any equity interests in BreitBurn GP. BreitBurn Management has valid and marketable title to the BreitBurn GP LLC Interests, free and clear of any Encumbrances (other than (i) restrictions on transfer arising under applicable securities laws, or (ii) as may be set forth in the BreitBurn GP LLC Agreement).

Section 3.3 Subsidiaries; Equity Interests. Except as set forth on Schedule 3.3, BreitBurn Management does not have any Subsidiaries, and does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.

Section 3.4 Validity of Agreement; Authorization. Each of the Selling Parties has the power and authority to enter into this Agreement and the Transaction Documents to which it is party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents and the performance of the Selling Parties’ obligations hereunder and thereunder have been duly authorized by the Board of Directors of Pro LP and the Board of Directors of Pro GP, as applicable, and no other proceedings on the part of any of the Selling Parties are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which any of the Selling Parties is party each have been duly executed and delivered by each of the Selling Parties, as applicable, and constitute such Selling Party’s valid and binding obligation enforceable against such Selling Party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which each of the Selling Parties is party by each of the Selling Parties does not: (a) violate or conflict with any provision of the Organizational Documents of any Selling Party or either of the GP Entities; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority (“Governmental Authority”); (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Selling Parties or GP Entities is a party or by which any of them is bound or to which any of their respective properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the GP Entities; or (e) result in the cancellation, modification, revocation or suspension of any License of any of the GP Entities, except in the cases of clauses (b) through (e) above, as set forth on Schedule 3.5 or as would not have a Material Adverse Effect.

Section 3.6 Consents and Approvals. Except as disclosed on Schedule 3.6, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of any of the Selling Parties or GP Entities) is required for any such party to execute and deliver this Agreement or to perform its respective obligations hereunder, except for such consents, approvals, waivers or authorizations or filings, registrations or qualifications the failure to obtain which would not have a Material Adverse Effect.

Section 3.7 Tax Matters.

(a) For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements and other documentation filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns. For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto).

(b) Except as disclosed on Schedule 3.7(b), to the Knowledge of the Selling Parties (i) each of the GP Entities has filed (or joined in the filing of) when due (taking into account any extensions of time within which to file) all Tax Returns required by applicable law to be filed with respect to each of the GP Entities and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing, other than those Tax Returns the failure of which to file or to be true, correct and complete would not have a Material Adverse Effect; (ii) all Taxes due and owing by the GP Entities on or prior to the Closing Date have been paid (except for Taxes that are being contested in good faith); (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against any of the GP Entities in respect of any material Tax assessment; (iv) no written claim has been made by any Tax authority of a jurisdiction in which a GP Entities does not currently file a Tax Return that such GP Entity is subject to Tax by such jurisdiction, (v) none of the GP Entities has granted an extension of time within which to pay its Taxes or file its Tax Returns which extension remains in effect; (vi) none of the GP Entities has waived or extended any applicable statute of limitations for the assessment or collection of Taxes of a GP Entity which waiver or extension remains in effect; (vii) none of the Selling Parties is a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”); and (viii) BreitBurn Management has made, or shall be eligible to make, an election under Section 754 of the Code.

(c) To the Knowledge of the Selling Parties, each of the GP Entities has, since formation, been classified as either a partnership or a disregarded entity for federal income tax purposes.

(d) To the Knowledge of the Selling Parties, there are no Transfer Taxes arising under the laws of Canada resulting from the transactions contemplated by this Agreement.

(e) The only representations and warranties given in respect of Tax matters are those contained in this Section 3.7 and none of the other representations and warranties herein shall be deemed by the parties hereto to constitute, directly or indirectly, a representation or warranty in respect of Tax matters.

Section 3.8 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.8, to the Knowledge of the Selling Parties, BreitBurn Management has no material indebtedness or liability, absolute or contingent, other than (i) pursuant to the contracts set forth on Schedule 3.11 and (ii) liabilities of the Partnership.

Section 3.9 Compliance with Laws. Except with respect to Tax matters (which are provided for in Section 3.7), and except as set forth on Schedule 3.9 or in the SEC Reports, since October 4, 2006, to the Knowledge of the Selling Parties the operations of BreitBurn Management have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over BreitBurn Management and its assets, properties and operations.

Section 3.10 Litigation. Except as set forth on Schedule 3.10, to the Knowledge of the Selling Parties there are no Legal Proceedings pending or threatened against or involving the Selling Parties or either of the GP Entities that, individually or in the aggregate, are reasonably likely to (a) have a Material Adverse Effect or (b) materially impair or delay the ability of any of the Selling Parties to perform their obligations under this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby. Except as set forth on Schedule 3.10 or as set forth in the SEC Reports, to the Knowledge of the Selling Parties there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Selling Parties or GP Entities that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) and (b). “Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority.

Section 3.11 Contracts. To the Knowledge of the Selling Parties, Schedule 3.11 sets forth (other than those contracts filed as exhibits to the SEC Reports or those contracts that are non-recourse to BreitBurn Management and subject to the dollar amount limitations of clauses (i) or (ii) below) a true and complete list of the following contracts, agreements, instruments and commitments to which BreitBurn Management is a party or otherwise relating to or affecting any of its assets, properties or operations, whether written or oral: (i) contracts calling for payments by or to BreitBurn Management of amounts greater than $500,000 per year; (ii) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures and promissory notes and similar documents relating to the borrowing of money or for lines of credit; and (iii) partnership or joint venture agreements (collectively with those contracts filed as exhibits to the SEC Reports, “Material Contracts”). To the Knowledge of the Selling Parties, each Material Contract is valid, binding and enforceable against BreitBurn Management and each of the other parties thereto in accordance with its terms, and in full force and effect on the date hereof except where a failure to be so valid, binding or enforceable or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12 Brokers. Except as disclosed on Schedule 3.12, neither of the Selling Parties has employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby for which any of Buyer, BreitBurn Management, BreitBurn GP, the Partnership or its subsidiaries would have any obligation or liability.

Section 3.13 Employee Plans.

(a)  For purposes of this Section 3.13, the following terms have the following meanings:

(i) “Controlled Group Liability” means any and all liabilities (A) with respect to a multiemployer plan within the meaning of section 3(37) of ERISA, (B) under any plan subject to section 302 or Title IV of ERISA, (C) under any plan subject to section 412 or section 4971 of the Code, (D) as result of the failure to comply with the continuation of coverage requirements of section 601 et. seq. of ERISA and section 4980B of the Code, and (E) any and all similar liabilities under analogous provisions of any foreign laws, regulations or orders.

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iii) “GP Entity Plan” means each material Plan that any of the GP Entities sponsors, maintains or contributes to, or to which any of the GP Entities have an obligation to contribute, within six years prior to the date of this Agreement, other than any Equity Plan.

(iv) “Plan” means any of the following: any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be employee benefit plan if it were subject to ERISA, such as foreign plans and plans for directors, stock option or other equity or equity-related compensation plan, stock purchase plan, bonus program, incentive plan, cafeteria or flexible benefit plan, deferred compensation arrangement, and all other similar employee benefit plans, programs, arrangements, policies, or agreements. For the avoidance of doubt, a Person is not considered to sponsor, maintain, contribute to or have an obligation to contribute to a “Plan” solely by virtue of being a party to an administrative services or similar agreement that requires the Person to reimburse another Person with respect to expenses incurred under a Plan sponsored, maintained or contributed to by that other Person.

(v) “Equity Plan” or “Equity Plans” means each material compensation plan or employment agreement under which any employee, director or consultant of BreitBurn Management has received an award of incentive compensation (including, without limitation, options, unit appreciation rights, restricted phantom units, and performance units) with respect to, or related to the value of, the Partnership, BECLP, BreitBurn Management or any of their respective Affiliates.

(vi) “ERISA Affiliate,” with respect to any Person, means any corporation, trade, business or entity under common control with such Person, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA.

(vii) “Provident Plan” means any Plan sponsored, maintained or contributed to by any of the Selling Parties or any of their ERISA Affiliates, or to which any of the Selling Parties or their ERISA Affiliates have an obligation to contribute, within six years prior to the date of this Agreement, other than the GP Entity Plans and the Equity Plans.

(b) To the Knowledge of the Selling Parties, Schedule 3.13(b) lists each Equity Plan. For the avoidance of doubt, (i) the listing on Schedule 3.13(b) includes any employment agreements that describe equity or equity-based incentive awards that were not granted under any compensation plan applicable to any group or class of employees (such as phantom options granted pursuant to executive employment agreements), (ii) other than with respect to any such employment agreements, such listing does not describe individual award agreements entered into pursuant to the Equity Plans, and (iii) the individual award agreements entered into pursuant to the Equity Plans are included in the definition of “Equity Plans” for purposes of this Agreement despite the fact that they are not specifically listed on Schedule 3.13(b).

(c) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of the Selling Parties or any ERISA Affiliate of the Selling Parties arising out of or in connection with any Provident Plan that would be, or could become, a liability following the Closing of the GP Entities, the Partnership or any of their ERISA Affiliates.

Section 3.14 No Other Representations. Except as and to the extent set forth in this Article III, neither of the Selling Parties nor any other Person makes any representations or warranties whatsoever to Buyer, and the Selling Parties hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of either of the Selling Parties or any Affiliate thereof) other than as and to the extent set forth in this Article III. Neither of the Selling Parties nor any other Person makes any representations or warranties to Buyer regarding the probable success or profitability of either of the GP Entities or their respective businesses, individually or on a consolidated basis.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof, Buyer hereby represents and warrants to each of the Selling Parties as follows:

Section 4.1 Organization. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Buyer is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualifications necessary.

Section 4.2 Validity of Agreement; Authorization. Buyer has the power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by the board of directors of the general partner of Buyer and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which Buyer is a party each have been duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

Section 4.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party does not: (a) violate or conflict with any provision of its Organizational Documents; (b) violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority; (c) except as disclosed on Schedule 4.3, violate, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject; or (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets where such violations, breaches, defaults or Encumbrances in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Buyer.

Section 4.4 Consents and Approvals. Except as disclosed on Schedule 4.4, no material consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Buyer), is required for Buyer to execute and deliver this Agreement or the Transaction Documents to which Buyer is a party or to perform its obligations hereunder or thereunder.

Section 4.5 Brokers. Except as disclosed on Schedule 4.6, Buyer has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.6 Financial Ability. Buyer has sufficient immediately available funds to pay the Purchase Price at the Closing and to effect the transactions contemplated hereby.

ARTICLE V
COVENANTS

Section 5.1 Further Assurances. Upon the request of Buyer at any time on or after the Closing Date, each of the Selling Parties will promptly execute and deliver, or cause the Seller Parent to execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Sellers’ LLC Interests or otherwise to effectuate the purposes of this Agreement.

Section 5.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

Section 5.3 Confidential Information.

(a) For two (2) years after the Closing, the Selling Parties and their Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the GP Entities. Notwithstanding the foregoing, the Selling Parties may disclose any information relating to the business and operations of the GP Entities, including financial information, (i) if required by law or applicable stock exchange rule, (ii) if such disclosures are made in public filings with a stock exchange and are in the ordinary course of business consistent with past practices and (iii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information.

(b) Except as consented to by Buyer in writing, none of the Selling Parties and their Affiliates shall release any Person from any Bidder Confidentiality Agreement now existing with respect to the Sellers’ LLC Interests or GP Entities or waive or amend any provision thereof. After the Closing Date, the Selling Parties shall use commercially reasonable efforts to have all confidential information either returned to the Selling Parties or, to the extent permitted by applicable law, destroyed. Furthermore, if any parties to the Bidder Confidentiality Agreements breach the terms of their respective agreement, upon the request of Buyer, the Selling Parties and the Seller Parent shall cooperate with Buyer to enforce the terms of such Bidder Confidentiality Agreements at Buyer’s cost and expense. The term “Bidder Confidentiality Agreements” shall mean the confidentiality agreements between any of the Seller Parent, the Selling Parties or any of their Affiliates or advisors and prospective purchasers (other than Buyer or its Affiliates) with respect to Sellers’ LLC Interests.

Section 5.4 Tax Covenants.

(a) Buyer shall use its commercially reasonable efforts to cause the GP Entities to prepare and file with the appropriate federal, state, local and foreign governmental agencies all Tax Returns due after the Closing Date and to cause the GP Entities to pay the Taxes of the GP Entities shown to be due on such Tax Returns.

(b) In the case of a GP Entity’s Tax Return that is governed by Section 706 of the Code or an analogous provision of foreign, state or local law, that is due after the Closing Date and that includes a period on or before the Closing Date, Buyer shall use its commercially reasonable efforts to cause the GP Entities to prepare such Tax Returns in accordance with Section 706(d), based upon a closing of the books of such GP Entity on the Closing Date and, not later than 30 days prior to the due date or the extended filing date, if applicable, of each such Tax Return, Buyer shall deliver a copy of such Tax Return to the Selling Parties and Buyer shall make or use its commercially reasonable efforts to cause to be made such changes in such Tax Return as the Selling Parties reasonably request.

(c) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes resulting from the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne and paid by Buyer. Notwithstanding anything to the contrary in this Section 5.4, any Tax Return that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party responsible under applicable law for filing such Tax Return, and such party will provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns and shall provide such other party with a reasonable opportunity to comment on such Tax Returns during such ten-day period. If the Person responsible for filing the Tax Return is a Selling Party, such Person may, but is not required to, pay any Taxes due with such Tax Return and, in such case, Buyer promptly shall reimburse such Taxes to such Selling Party.

(d) Buyer shall provide to each Seller Party by January 31, 2009, the information necessary to allow each Selling Party to file the statement required by the second sentence of Treasury Regulation §1.751-1(b)(5), which information will be based upon the unaudited financial statements of Buyer.

Section 5.5 Director Resignations. On the Closing Date, the Selling Parties shall cause to be delivered to Buyer duly executed resignations of the directors of BreitBurn Management and BreitBurn GP listed on Exhibit 5.5.

Section 5.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer shall ensure that the Organizational Documents of the GP Entities contain provisions no less favorable to the Persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the Organizational Documents of the GP Entities as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who at any time on or prior to the Closing Date were directors, officers, employees, fiduciaries or agents of any GP Entity in respect of actions or omissions occurring at or prior to the Closing (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Closing, Buyer shall cause the GP Entities, to the fullest extent permitted under applicable law, to indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of the GP Entities (collectively, the “Indemnified Officers and Directors”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Closing), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of a GP Entity (including, without limitation, any claim arising out of this Agreement or the transactions contemplated hereby), whether occurring before or after the Closing, whether asserted or claimed prior to, at or after the Closing, for a period of six years after the Closing Date, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Officer and Director to the fullest extent permitted under applicable law, upon receipt from the Indemnified Officer or Director to whom expenses are advanced of any undertaking to repay such advances required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Officers and Directors may retain counsel (including local counsel) reasonably acceptable to the GP Entities, and Buyer shall cause the GP Entities to pay the reasonable fees and expenses of which promptly after statements therefor are received and (ii) Buyer shall cause the GP Entities to cooperate in the defense of any such matter; provided, however, that the GP Entities shall not be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that the GP Entities shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Officers and Directors in any single action unless there is, as determined by counsel to the Indemnified Officers and Directors, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Officers and Directors, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Officers and Directors at the expense of the GP Entities; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Closing or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. Buyer shall cause the GP Entities to pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Officer or Director in enforcing the indemnity and other obligations provided in this Section 5.6.

(c) From and for a period of six years after the Closing, Buyer shall cause the GP Entities to maintain in effect the current directors’ and officers’ liability insurance policies maintained by them (provided, that the GP Entities may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Closing.

(d) In the event Buyer or a GP Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such GP Entity shall assume the obligations set forth in this Section 5.6.

(e) The obligations of Buyer and the GP Entities under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.6 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6). The rights of each Indemnified Officers and Directors hereunder shall be in addition to any other rights such Indemnified Officer or Director may have under the Organizational Documents of the GP Entities, under the laws of the State of Delaware or otherwise.

Section 5.7 Equity and Equity-Related Compensation Plans. The parties acknowledge and agree that, with respect to the Equity Plans described on Schedule 3.13(b), the liabilities with respect to all compensation owed pursuant to such Equity Plans for all awards made prior to the Closing Date (collectively, the “Pre-Existing Equity Plans Obligations”), are currently, and notwithstanding the occurrence of the Closing will continue to be, allocated as reflected on Schedule 3.13(b) under the column entitled “Liable Party.” For the sake of clarity, notwithstanding the occurrence of the Closing and the transactions contemplated by this Agreement, (a) BECLP shall retain the liability for all Pre-Existing Equity Plans Obligations that are reflected on Schedule 3.13(b) as those of BECLP, (b) the Partnership shall retain the liability for all Pre-Existing Equity Plans Obligations that are reflected on Schedule 3.13(b) as those of the Partnership and (c) the liability for compensation owed pursuant to any Equity Plan as to which there is shared liability as reflected on Schedule 3.13(b) shall be retained by BECLP and the Partnership respectively in accordance with their respective allocation percentages reflected on Schedule 3.13(b). From and after the Closing, Buyer will cause the Partnership and Pro GP will cause BECLP to honor and perform their respective obligations under the Equity Plans, as reflected on Schedule 3.13(b) and as agreed pursuant to this Section 5.7. In the event that Pro GP at any time ceases to be the general partner of BECLP, Pro GP shall assign its obligations under this Section 5.7 to the new general partner of BECLP (or successor controlling person or entity) and such new general partner (or successor controlling person or entity) shall explicitly agree in writing to assume and perform such obligations. In the event that BreitBurn GP at any time ceases to be the general partner of the Partnership, BreitBurn GP shall assign its obligations under this Section 5.7 to the new general partner of the Partnership (or successor controlling person or entity) and such new general partner (or successor controlling person or entity) shall explicitly agree in writing to assume and perform such obligations. The provisions of this Section 5.7 supersede any conflicting provisions in that certain Adoption Agreement by and between BECLP and BreitBurn Management. Except as provided in this Section 5.7, each of the parties hereto acknowledges and agrees that this Agreement shall not relieve either party from any obligations or liabilities to the other party under any existing agreement for services rendered prior to the date of this Agreement.

Section 5.8 Employment Agreements. Pro GP hereby assigns to Buyer and Buyer hereby assumes and agrees to perform the obligations of the “Employer” under the Employment Agreements to the same extent that the “Employer” (as such term is defined in each such agreement) would be required to perform such obligations if no assignment by Pro GP had occurred in connection with the transactions contemplated by this Agreement. The term “Employment Agreements” means (a) Second Amended and Restated Employment Agreement, dated as of December 31, 2007, by and among BreitBurn Management, Pro GP, BreitBurn GP and Randall Breitenbach, (b) Employment Agreement, dated as of December 26, 2007, by and among BreitBurn Management, Pro GP, BreitBurn GP and Mark Pease, (c) Employment Agreement, dated as of July 7, 2006, between James G. Jackson and BreitBurn Energy, as amended by that certain Amendment to Employment Agreement, dated as of October 10, 2006, among James G. Jackson, BreitBurn Energy, BreitBurn GP, Pro GP and BreitBurn Management and (d) Employment Agreement, dated as of January 29, 2008, by and among Gregory C. Brown, BreitBurn Management, Pro GP and BreitBurn GP and (e) Second Amended and Restated Employment Agreement, dated as of December 31, 2007, by and among Halbert Washburn, BreitBurn Management, BreitBurn GP and Pro GP. For the avoidance of doubt, (1) such assignment and assumption shall not apply with respect to obligations arising under or related to the Equity Plans and any employee incentive rights for which the Devco Group (as defined in the ASA) has agreed to bear costs in accordance with Section 4.1(c) of the the Amended and Restated Administrative Services Agreement between BreitBurn Management and BreitBurn Energy dated the date hereof (the “ASA”), for which Pro GP will remain obligated in accordance with the provisions of this Agreement, the ASA, and the applicable employment agreements, award agreements and plans, and (2) such obligations shall not duplicate the obligations of Pro GP under Section 4.1 of the ASA.

Section 5.9 Post-Closing Post Closing Payments to Selling Parties and Affiliates. From and after the Closing Date, Buyer shall cause the Partnership and its Affiliates to timely pay, as and when due, any and all amounts owed by the Partnership or such Affiliates to the Selling Parties or their Affiliates as of the Closing Date. From and after the Closing Date, Selling Parties and their Affiliates shall timely pay, as and when due, any and all amounts owed by the Selling Parties or its Affiliates to the Partnership or its Affiliates as of the Closing Date. The parties agree that the amounts owed by the Partnership to the Selling Parties and its Affiliates, on the one hand, and by the Selling Parties and its Affiliates to the Partnership, on the other hand, as of May 31, 2008 include but are not limited to those as set forth on Schedule 5.9. The parties agree to update and confirm such amounts following Closing.

ARTICLE VI
CLOSING DELIVERIES-SELLING PARTIES

At the Closing, the Selling Parties shall deliver or otherwise satisfy the following:

Section 6.1 Receipt of Documents. The Selling Parties shall deliver to Buyer the items specified in Section 2.2(a), in each case duly executed and dated the Closing Date.

Section 6.2 Consents and Approvals. All consents, waivers, authorizations and approvals set forth on Schedule 3.6 shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.3 Director Resignations. Buyer shall have received the resignations of each of the directors referred to in Section 5.5.

Section 6.4 Transition Services Agreement. Seller Parent and Buyer shall have entered into a Transition Services Agreement in the form attached hereto as Exhibit 6.4.

Section 6.5 Contemporaneous Closing Under the Common Unit Agreement. Buyer’s conditions to closing under the Common Unit Agreement shall have been satisfied or waived by Buyer and the Selling Parties shall be standing ready to deliver the limited partner interests in the Partnership thereunder to Buyer upon receipt of payment therefor in accordance with the terms of the Common Unit Agreement.

Section 6.6 Amendment of Administrative Services Agreement with BECLP, Operations and Proceeds Agreement and Surface Operating Agreement; Termination of Omnibus Agreement. The Selling Parties shall have caused their affiliates to enter into an amendment of each of the Administrative Services Agreement with BECLP, the Operations and Proceeds Agreement and the Surface Operating Agreement in the forms attached hereto as Exhibits 6.6(a), (b) and (c). The Selling Parties shall have, and have caused their affiliates to, enter into an acknowledgement of termination of the Omnibus Agreement with BECLP, BreitBurn GP and the Partnership in the form attached hereto as Exhibit 6.6 (d).

ARTICLE VII
CLOSING DELIVERIES-BUYER

At the Closing, Buyer shall deliver or otherwise satisfy the following:

Section 7.1 Receipt of Documents. Buyer shall deliver to the Selling Parties the items specified in Section 2.2(b), in each case duly executed and dated the Closing Date.

Section 7.2 Consents and Approvals. All consents, waivers, authorizations and approvals set forth on Schedule 4.4 shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 7.3 Contemporaneous Closing Under the Common Unit Agreement. The Selling Parties’ conditions to closing under the Common Unit Agreement shall have been satisfied or waived by the Selling Parties and Buyer shall be standing ready to deliver the purchase price for the limited partnership interests in the Partnership thereunder to the Selling Parties in accordance with the terms of the Common Unit Agreement.

ARTICLE VIII
[RESERVED]

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1 Survival.(a) The representations and warranties of the Selling Parties contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of six (6) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.2 (Capitalization of GP Entities; Title), Section 3.4 (Validity of Agreement; Authorization), and Section 3.12 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.7 (Tax Matters) shall survive for a period equal to thirty (30) days after the expiration of the applicable statute of limitations (including extensions) for each Tax and taxable year and (iii) the representations and warranties in Section 3.13(c) shall survive for a period equal to thirty (30) days after the expiration of the applicable statute of limitations. The covenants and agreements in this Article IX shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof, and the covenants and agreements of the Parties contained in Article V and Article X of this Agreement shall survive the Closing for (x) the time period(s) set forth in the respective Sections contained in such Articles, or (y) if no time period is so specified, without any contractual limitation on the period of survival.

(b) The representations and warranties of Buyer contained herein or in any certificates or documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of six (6) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 4.2 (Validity of Agreement; Authorization) and Section 4.5 (Brokers) shall survive indefinitely.

Section 9.2 Indemnification Coverage.

(a) From and after the Closing, the Selling Parties shall indemnify and defend, save and hold Buyer, the GP Entities and their Affiliates and each of their officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation by the Selling Parties or the breach of any warranty by the Selling Parties contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement at the Closing; provided, however, that for purposes of this Section 9.2 any reference in such representation or warranty to materiality or Material Adverse Effect shall be disregarded; and

(ii) any failure by the Selling Parties to perform or observe any term, provision, covenant, or agreement on the part of the Selling Parties to be performed or observed under this Agreement.

(b) From and after the Closing, Buyer shall indemnify and defend, save and hold the Selling Parties and their Affiliates and each of their officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) harmless if any such Seller Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation by Buyer or the breach of any warranty by Buyer contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement at the Closing; provided, however, that for purposes of this Section 9.2 any reference in such representation or warranty to materiality or Material Adverse Effect shall be disregarded;

(ii) any failure by Buyer to perform or observe any term, provision, covenant, or agreement on the part of Buyer to be performed or observed under this Agreement; and

(iii) any Losses arising with respect to any of the GP Entities whether occurring before or after Closing to the extent such Losses are not properly asserted under Section 9.2(a).

(c) The foregoing indemnification obligations shall be subject to the following limitations:

(i) the Selling Parties aggregate liability under Section 9.2(a)(i) in respect of a breach or inaccuracy of the representations in Sections 3.8 through Section 3.11 shall not exceed $996,682 (the “Cap”);

(ii) except in respect of a breach or inaccuracy of the representations in Section 3.7 and Section 3.13(c), no indemnification for any Losses asserted against the Selling Parties under Section 9.2(a)(i) shall be required unless and until the cumulative aggregate amount of such Losses exceeds one percent (1%) of the Purchase Price (the “Deductible”), at which point the Selling Parties shall be obligated to indemnify the Buyer Indemnified Parties only as to the amount of such Losses in excess of the Deductible;

(iii) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article IX, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be reduced by any third-party insurance, third-party recoveries and available Tax benefits received or realizable by the Indemnified Party through its commercially reasonable efforts in respect of or as a result of such Losses. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third-party alleged to have responsibility and to realize any available Tax benefits;

(iv) no claim may be asserted nor may any action be commenced against any party for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the other party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1; and

(v) no Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses.

Section 9.3 Procedures. Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for indemnification under this Article IX, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Losses associated with such claim or action. Subject to Section 9.2(c)(iv), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice. The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event use its reasonable best efforts to cooperate with and assist the Indemnifying Party. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 9.4 Waiver of Consequential, Etc. Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER SHALL NOT BE LIABLE TO ANY OF THE SELLER INDEMNIFIED PARTIES, NOR SHALL ANY OF THE SELLING PARTIES BE LIABLE TO ANY OF THE BUYER INDEMNIFIED PARTIES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.5 Compliance with Express Negligence Rule. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE IX, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

Section 9.6 Remedy. Except for seeking equitable relief under Section 10.11 or otherwise for actions involving fraud, from and after the Closing the sole remedy of a party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as set forth in this Article IX.

Section 9.7 Tax Treatment of Indemnity Payments. Each party, to the extent permitted by applicable law, agrees to treat any payments made pursuant to this Article IX as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1 Publicity. On the Closing Date, the parties will consult in good faith with respect to the issuance on the Closing Date of any press release or announcement with respect to the transactions contemplated hereby.

Section 10.2 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Except as contemplated by Article IX, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 10.3 Investment Bankers, Financial Advisors, Brokers and Finders.

(a) The Selling Parties shall indemnify and agree to defend and hold Buyer and the GP Entities harmless against and in respect of all claims, Losses, liabilities, fees, costs and expenses which may be asserted against Buyer (or any Affiliate of Buyer) and the GP Entities by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Seller Parent, the Selling Parties or the GP Entities.

(b) Buyer shall indemnify and agree to save and hold the Selling Parties (and their Affiliates) harmless against and in respect of all claims, Losses, liabilities, fees, costs and expenses which may be asserted against any of the Selling Parties (or any of their Affiliates) by any broker or other Person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Buyer.

Section 10.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 10.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following addresses:

(a)	If to Buyer, to:

BreitBurn Energy Partners L.P.
515 South Flower Street, Suite 4800
Los Angeles, California 90071
Facsimile: (213) 225-5917
Attention: Halbert S. Washburn

with a copy (which shall not constitute notice to a party) to:

Porter & Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Facsimile: (713) 226-6247
Attention: Richard L. Wynne

and a copy to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Facsimile: (917) 849-5337
Attention: Alan P. Baden and Shelley A. Barber

(b)	If to the Selling Parties, to:

Provident Energy Trust
2100, 250 - 2nd Street
Calgary, Alberta T2P OC1
Canada
Facsimile: (403) 261-6696
Attention: David Holm

with a copy (which shall not constitute notice to a party) to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Facsimile: (713) 220-4285
Attention: G. Michael O’Leary and Mark Young

or to such other Persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 10.5 are concerned unless such changed address is located in the United States of America or Canada and notice of such change shall have been given to such other party hereto as provided in this Section 10.5.

Section 10.6 Entire Agreement. This Agreement, together with the Disclosure Schedules and the Exhibits hereto, the and the Transaction Documents represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein. This Agreement, together with the Disclosure Schedules and the Exhibits hereto, and the Transaction Documents supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents. No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 10.7 Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

Section 10.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10.9 Titles and Headings. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 10.10 Signatures and Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of Buyer or the Selling Parties, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 10.11 Enforcement of the Agreement; Damages. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of State of Delaware and without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONFIRMS AND AGREES THAT IT IS AND SHALL CONTINUE TO BE (i) SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, AND (ii) SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE.

Section 10.13 Disclosure. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. Each Schedule in the Disclosure Schedules shall be deemed to include and incorporate all disclosures made in other schedules in the Disclosure Schedules. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 10.14 Consent to Jurisdiction. To the fullest extent permitted by law, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLING PARTIES:

PRO LP CORP.

By:	/s/ Thomas W. Buchanan
Name:	Thomas W. Buchanan
Title:	President

PRO GP CORP.

By:	/s/ Thomas W. Buchanan
Name:	Thomas W. Buchanan
Title:	President

BUYER:

BREITBURN ENERGY PARTNERS L.P.

By:	BreitBurn GP LLC, its general partner

By:	/s/ Randall H. Breitenbach
Name:	Randall H. Breitenbach
Title:	Co-Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

BREITBURN ENERGY CORPORATION

By:	/s/ Randall H. Breitenbach
Name:	Randall H. Breitenbach
Title:	Co-Chief Executive Officer

[Signature Page to BreitBurn Management Company LLC PSA]